Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE

This Confidential Settlement Agreement and Release (the “Agreement”) is made and entered as of August 30, 2019 (the “Effective Date”) by and between Duke Energy Business Services LLC, as agent for and on behalf of Duke Energy Carolinas, LLC and Duke Energy Progress, LLC (formerly known as Duke Energy Progress, Inc.) (collectively, “Duke Energy”) and Charah, LLC (formerly, Charah, Inc.) (“Charah”).

RECITALS

WHEREAS, Duke Energy and Charah (each individually a “Party,” and collectively the “Parties”) are parties to that certain Master Contract Number 8323, dated November 12, 2014, by and between Duke Energy Business Services LLC, as agent for and on behalf of Duke Energy Carolinas, LLC and Duke Energy Progress, Inc. and Charah, Inc., as amended pursuant to that certain Amendment No. 1, dated January 7, 2015, that certain Amendment No. 2, dated May 4, 2015, that certain Amendment No. 3, dated June 25, 2015, that certain Amendment No. 4, dated August 20, 2015, that certain Amendment No. 5, dated August 17, 2016, and that certain Amendment No. 6, dated March 5, 2018 (collectively, the “Contract”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Contract.

WHEREAS, the Contract terminated on May 29, 2019, based on the occurrence of a Deemed Termination event as defined in Section 1.1 of Exhibit B to the Contract;

WHEREAS, following the termination of the Contract, the Parties were required to mutually determine the Prorated Costs, if any, that were due to Charah, including the various components thereof, through cooperation in good faith;

WHEREAS, the Contract defined the Prorated Costs as the amount of acquisition, development, closure, post-closure monitoring, and leachate collection and disposal costs multiplied by the Prorated Percentage, which Prorated Percentage reduced such costs to the amount not recovered by Charah through Duke Energy’s payment of the “Unloading/Development/Placement” portion of the applicable Per Ton Prices for the total tonnage of Beneficial Reuse Ash transported to the Brickhaven and Sanford Clay Mines, but did not define the terms “acquisition,” “development,” “closure,” “post-closure monitoring,” and “leachate collection and disposal”;

WHEREAS, Charah was responsible under Section 7.3(a) of Exhibit B to the Contract for providing Duke Energy with reasonable documentation to support any costs for which it sought reimbursement under the Prorated Costs determination and Duke Energy had the right under Section 7.3(a) of Exhibit B of the Contract to verify such costs and the reasonable documentation thereof, and the right under Section 4.8 of Exhibit B to the Contract to inspect, copy, and audit Charah’s books and records relevant to the Contract;

WHEREAS, notwithstanding Charah’s provision of documentation in support of the costs for which it sought reimbursement and Duke Energy’s review of such costs and the documentation thereof, the Parties disagreed about the amount of acquisition, development, closure, post-closure monitoring, and leachate collection and disposal costs that were properly included in the Prorated Costs determination, and thus disagreed on the total amount of Prorated Costs that Duke Energy was required to pay and Charah was entitled to receive; and

WHEREAS, the Parties, without admissions of any kind, and desiring to avoid litigation, expense, delay, and uncertainty, and each acting on its own good faith business judgment, have mutually agreed to resolve the disputes between them for good and valuable consideration on the terms set forth herein;

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Settlement Payment. Duke Energy will pay Charah the total sum of eighty million dollars ($80,000,000) (the “Settlement Payment”) as provided in this Section 1. Concurrently with the execution of this Agreement, Charah shall provide Duke Energy with a written invoice, in a mutually-agreed upon form, for an aggregate amount equal to the Settlement Payment. Duke Energy shall pay such invoice as follows:

a.

Duke Energy will pay Charah seventy-two million five hundred thousand ($72,500,000) by electronic funds transfer within five (5) business days of the Effective Date or Duke Energy’s receipt of an invoice for payment of such amount from Charah, whichever is later.

b.

Duke Energy will pay Charah seven million five hundred thousand ($7,500,000) by electronic funds transfer within five (5) business days of : (i) Charah providing documentation to Duke Energy of Charah’s securing the Bond pursuant to Section 3(a) below or upon Certification (as defined in Section 3(a)), whichever occurs first; (ii) Charah providing documentation to Duke Energy reflecting that Duke Energy Business Services LLC, Duke Energy Carolinas, LLC and Duke Energy Progress, LLC have been properly named as additional insureds under the insurance policies required pursuant to Section 3(b) below, excluding Worker’s Compensation/Employer’s Liability and E&O insurance; and (iii) Duke Energy’s receipt of an invoice for payment of such amount from Charah.

2. Prorated Costs. The Parties acknowledge that the Settlement Payment, once made, in addition to being consideration for this Agreement, will represent full payment of, and entirely discharge, any obligation on Duke Energy’s part to pay Prorated Costs under Section 7.3 of Exhibit B to the Contract, and will constitute payment in full of, and fully satisfy, any right on Charah’s part to receive Prorated Costs under Section 7.3 of Exhibit B to the Contract, and that neither Party has any remaining outstanding obligation to pay the other for goods or services provided under the Contract or any Purchase Order.

3. Performance Bonds and Insurance.

a.

Charah shall maintain at all times in full force and effect any and all bonds required by applicable legal or regulatory requirements. Additionally, contemporaneously herewith, Charah shall obtain and maintain a performance bond in the amount of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000) in favor of Duke Energy and having terms and conditions mutually and reasonably acceptable to the Parties (“Bond”) securing implementation of the reclamation plan required pursuant to the terms and conditions of the Solid Waste Management Facility Structural Fill, Mine Reclamation Permit No. 1910 (“Structural Fill Permit”) issued by the Division of Waste Management to Construct and Operate the Brickhaven No. 2 Tract “A” Mine Structural Fill in conjunction with NCDENR DEMLR Mine Permit 19-25 (“Mining Permit”) issued by the Division of Energy, Mineral, and Land Resources on June 5, 2015, to change the method for reclaiming the mine by constructing structural fill using Coal Combustion Byproducts in accordance with the provisions of the Coal Ash Management Act of 2014 issued by the Division of Energy, Mineral, and Land Resources on June 5, 2015, as the foregoing may be amended from time to time (the Structural Fill Permit and the Mining Permit are collectively referred to herein as the “Permits”). Charah shall maintain the Bond from the issue date of the Bond until the Division of Energy, Mineral, and Land Resources issues a certification that implementation of the reclamation plan required by the Permits, including all physical work required in connection therewith, is complete at the Brickhaven Clay Mine (“Certification”). The Bond shall include at least the minimum terms set forth below in subparts (i) and (ii). Upon occurrence of Certification, Charah’s and the Surety’s obligations under this

Section 3 and the Bond shall automatically expire and be discharged. In the event of a sale of the Brickhaven Clay Mine, the purchaser of the Brickhaven Clay Mine must agree in writing to assume Charah’s obligations set forth in the Section 3 and must secure the required Bond prior to or contemporaneously with the purchase of the Brickhaven Clay Mine.

(i)

The Bond shall become effective and shall remain in full force and effect thereafter for a period of at least one (1) year and will automatically extend for additional periods of at least one (1) year from the expiry date thereof, or any future expiration date, unless the bond issuing entity (“Surety”) provides to Duke Energy not less than ninety (90) days advance written notice of the Surety’s intent not to renew the Bond or unless the Bond is earlier canceled pursuant to the following. The Bond may be canceled at any time upon ninety (90) days advance written notice from the Surety to Duke Energy. Such cancellation notice shall not discharge the Surety from its obligations under the Bond, provided the Demand (as defined below) for payment from Duke Energy is received prior to the effective date of such non-renewal or cancellation. It is understood and agreed that Duke Energy shall be entitled to recover the full amount of the Bond (less any previous amounts paid to Duke Energy under the Bond) if the Surety cancels or nonrenews the Bond and, within thirty (30) days prior to the effective date of cancellation or nonrenewal, Duke Energy has not received (at no cost to Duke Energy) (1) an equivalent replacement bond or (2) other security or combination thereof acceptable to Duke Energy (consistent with the terms and conditions of this Agreement) to replace the Bond (“Demand”).

(ii)

Duke Energy agrees that Duke Energy may not make a demand against the Bond unless and until (1) the Division of Solid Waste Management of the Department of Environmental Quality fully depletes the performance bond secured in its favor pursuant to the Structural Fill Permit for closure, post-closure, and potential assessment and corrective action costs, which bond is currently in the total amount of $10,436,498.95.

b. Charah agrees to maintain the insurance policy set forth in Section 13.1 of the Contract for a period of five (5) years following the Effective Date.

4. Costs. Each Party shall bear its own costs and attorneys’ fees incurred in connection with this Agreement, including any fees, expenses, or costs relating to the negotiation, execution, and implementation of this Agreement, and each Party hereby waives and releases any claim against the other for costs or attorneys’ fees incurred in connection with this Agreement.

5. Limited Mutual Release. Subject to the conditions set forth herein, each Party hereby irrevocably releases, acquits, and forever discharges the other, its respective predecessors, successors, and assigns, and its respective past and present parent companies, subsidiary companies, affiliates, partners, shareholders, directors, officers, managers, members, employees, attorneys, agents, insurers, representatives, divisions and all other persons or entities acting for or on their behalf from any and all actions, causes of action, claims, demands, liabilities, damages of any kind whatsoever, known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, which arise out of or concern any Party’s duty to pay or right to receive Prorated Costs under Section 7.3 of Exhibit B to the Contract or any Party’s duty to pay or right to receive payment for goods or services provided under the Contract or any Purchase Order (“Released Claims”), and any liability for any expenses arising out of or relating to any Released Claims, however denominated.

6. Survival of Claims, Rights, and Obligations.

(a)

Notwithstanding the Parties’ mutual release of claims concerning any Party’s duty to pay or right to receive Prorated Costs under Section 7.3 of Exhibit B to the Contract or any Party’s duty to pay or right to receive payment for goods or services provided under the Contract or any Purchase Order, to avoid any doubt, the Parties do not release each other from any obligations that survived termination of the Contract, which remain in full force and effect, namely, Sections 3, 4.2, 4.9 (as modified herein, below), 5, 6.1, 7.4, 7.5, 7.6, 9 (as modified herein, below), 12, 13, 14, 15, 17, 19, 24, and 25 of Exhibit B to the Contract (“Surviving Terms”), which the Parties acknowledge and agree remain in effect pursuant to their terms; provided, however, to the extent any such surviving provisions of the Contract conflict with the conditions, obligations or terms of this Agreement, the conditions, obligations or terms of this Agreement shall control. While the Parties have released each other from claims concerning Prorated Costs and payments for goods or services provided, the Parties do not intend that such release extend to or encompass matters beyond their rights and obligations related to Prorated Costs under the Contract.

(b)	Obligations pursuant to Section 4.9 of the Contract.

(i)

Grounds for Demanding Adequate Assurance of Performance. Duke Energy may demand Charah provide Adequate Assurance of Performance in the event of: (1) a material adverse change in Charah’s financial condition; (2) a material breach by Charah of this Agreement or the Surviving Terms; or (3) a claim is asserted or threatened against Duke Energy arising from or related to Charah’s performance under this Agreement or the Surviving Terms (each of subparts (1), (2) and (3) being referred to as a “Trigger Event”), and, during the pendency of any Trigger Event, there is a Material Financial Deficiency (“Adequate Assurance Event”). As used herein, “Material Financial Deficiency” means Charah is unable to demonstrate, through the provision of insurance, financial, or other related information reasonably requested by Duke Energy as a result of such Triggering Event, that it has insurance coverage and/or liquidity reserves materially in excess of the potential liability commensurate with the risk arising from the Trigger Event.

(ii)	Duke Energy has the right to demand Adequate Assurance of Performance from Charah for a period of five (5) years following the Effective Date.

(iii)

The Adequate Assurance of Performance demanded by Duke Energy must be reasonably commensurate with the risk arising from the occurrence of the Adequate Assurance Event. Further, Duke Energy cannot demand Charah to provide Adequate Assurance of Performance in a manner or amount that would place Charah in breach of an existing third-party obligation owed by Charah or, solely as a result of such demand by Duke Energy, would cause Charah to become insolvent.

(c)	Obligations pursuant to Section 9 of the Contract.

(i)

Charah may assign its obligations under this Agreement and the Surviving Terms to (i) an affiliate or successor of Charah, or (ii) a future purchaser of the Brickhaven Clay Mine if, in either case, such assignee has the same or better creditworthiness and financial condition as Charah and can reasonably demonstrate to Duke Energy’s reasonable satisfaction that such future purchaser can make financial arrangements to fulfill the assigned obligations under this Agreement and the Surviving Terms. No such assignment shall release Charah of its obligations under this Agreement and the Surviving Terms unless Charah has provided Duke Energy with at least thirty (30) days’ written notice prior to the making of such assignment. Duke Energy shall have the right to reasonably object to such assignment by providing written notice of such objection to Charah within thirty (30) days of receiving Charah’s notice of assignment and setting forth with reasonable specificity the grounds for such objection. In the event Duke Energy does not object within such thirty (30) day period or Duke Energy objects within such thirty (30) day period and such objections are resolved to Duke Energy’s satisfaction, not to be unreasonably conditioned, delayed or withheld, and Charah proceeds to sell the Brickhaven Clay Mine to such assignee, provided the assignee agrees in writing to assume all of the then-existing obligations of Charah set forth herein and the Surviving Terms as applicable to the Brickhaven Clay Mine, then Charah shall thereafter be released in full from its obligations hereunder and the Surviving Terms, but relative to the Brickhaven Clay Mine only.

(ii)

Section 9 of the Contract shall not apply to the Sanford Clay Mine and, in the event the Sanford Clay Mine is sold to a third party unaffiliated with Charah, provided the purchaser of such property agrees in writing to assume all of the then-existing legal or regulatory requirements applicable to Charah, then Charah shall thereafter be released in full from its obligations hereunder and the Surviving Terms, but relative to the Sanford Clay Mine only.

7. Closure Obligations. Charah hereby acknowledges and agrees that it remains solely responsible for all costs and expenses with respect to closure, post-closure monitoring, and leachate collection and disposal at the Brickhaven Mine site in Moncure, North Carolina and the Sanford Mine site in Sanford, North Carolina (“Closure Obligations”). Charah is solely responsible for complying and conforming with all Environmental Laws relating to the Closure Obligations, including without limitation any requirements pertaining to obtaining permits, deed restrictions, compliance boundaries, notices, construction or operation of water supply wells, groundwater monitoring, leachate collection and disposal, remediation, closure, financial assurances, and reporting. Charah further acknowledges and agrees that a portion of the Settlement Payment is intended to cover all future costs associated with the Closure Obligations and Charah has or shall accrue anticipated expenditures.

8. Termination of Options. The Parties acknowledge and agree that pursuant to Section 7.3(b) of Exhibit B of the Contract, Duke Energy’s options to purchase the Brickhaven and Sanford clay mines have expired. Within five (5) business days following the Effective Date, Duke Energy shall execute and return to Charah documents concerning the expiration and termination of its options to purchase real property in the forms attached hereto as Exhibit A and Exhibit B.

9. Covenant Not to Sue. Each Party hereby agrees that it will not pursue, in any judicial or other forum or proceeding, or in any other manner, any of the Released Claims.

10. Best Efforts. The Parties shall exercise their reasonable best efforts to obtain in a timely manner all court approvals and orders, if any, necessary to carry out the provisions of this Agreement and shall work together in good faith in all other respects to carry out the provisions of this Agreement, including the preparation and execution of all documents that may be reasonably necessary or desirable to effect the purposes of this Agreement.

11. Confidentiality. The terms of this Agreement shall be kept confidential. Neither Party shall disclose or assist others in disclosing the terms of this Agreement to any third party, including but not limited to any media or press, except as required by law, as ordered by a court of competent jurisdiction, or as necessary to enforce the terms of this Agreement. Notwithstanding this provision, (i) the Parties are permitted to disclose the terms of this Agreement to their financial and legal advisors as necessary on the condition that recipients of such disclosures agree to be bound by the terms of this provision or are bound by confidentiality obligations to the disclosing Party that would have the same effect; (ii) Duke Energy is permitted to disclose this Agreement to government regulatory bodies, including but not limited to the North Carolina Utilities Commission (and its Public Staff) and the South Carolina Public Services Commission, if it determines that such disclosure is required or reasonably necessary; (iii) Duke Energy is permitted to disclose this Agreement to intervenors in regulatory proceedings, wholesale customers, or other customers or parties with audit and inspection rights that cover the Contract or this Agreement, if it determines that such disclosure is required or reasonably necessary and such parties agree to maintain the confidentiality of such information; (iv) the Parties are permitted to disclose the terms of this Agreement and the Contract in filings with the United States Securities and Exchange Commission; and (iv) each Party is permitted to disclose information concerning the terms of this Agreement subject to and after obtaining the specific written consent of the other Party to such disclosure. No Party shall oppose any motion by another Party for a protective order, not inconsistent with this Section, protecting the confidentiality of the terms of this Agreement, and if any such Party so requests and the court approves (in instances where court approval is a necessary prerequisite to filing under seal), then any court filing by any Party that discloses any terms of this Agreement shall be filed under seal.

12. Settlement of Disputed Claims; No Admission of Liability. This Agreement constitutes a full and complete settlement (according to the terms stated herein) of the Released Claims. Neither the making nor the performance of this Agreement shall be construed as an admission of liability, fault, wrongdoing, misconduct, negligence, or breach of duty of any kind by any Party hereto, all of which each Party denies. No statement in this Agreement or any document executed pursuant to this Agreement or in the negotiation or preparation of this Agreement may be offered or construed as evidence in any proceeding except a proceeding to enforce the terms of this Agreement or any agreement or instrument delivered pursuant to this Agreement.

13. Representations and Warranties. Each of the Parties represents that as of the date of execution of this Agreement:

a. It is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, having all requisite power, authority, and capacity to enter into this Agreement and perform its obligations hereunder;

b. This Agreement is a legal, valid, and binding obligation of such Party, enforceable in accordance with its terms;

c. It is not required to obtain any approval, consent, waiver, or authorization of or make any filing or registration with any governmental or quasi-governmental authority or other party that is not a government or quasi-governmental authority for the execution, delivery, or performance of this Agreement or the transactions contemplated hereby;

d. The execution, delivery, and performance of this Agreement will not (i) violate its Articles of Incorporation, Articles of Organization, and/or Bylaws; (ii) violate any law, statute, or regulation, or any judgment, order, ruling, or other decision of any governmental or quasi-governmental authority, court, or arbitrator applicable to such Party; or (iii) constitute a default under, or result in the breach or acceleration of performance of, any contract, commitment, instrument, or agreement to which such Party is bound; and

e. It is not subject to any outstanding judgment, order, writ, injunction, or decree of any court or any administrative, quasi-governmental or governmental body, which would materially impair its ability to execute and perform its obligations under this Agreement.

14. Full Capacity; Binding Effect. The persons signing this Agreement each represent that they have full authority and representative capacity to execute this Agreement in the capacities indicated below. This Agreement shall be binding upon and inure to the benefit of the Parties and all their successors, assigns, and legal representatives.

15. No Oral Modifications. This Agreement may not be altered, amended, modified, or rescinded in any way except by written instrument duly executed by the Parties.

16. Consultation with Counsel. The Parties acknowledge, by their representatives’ signatures below, that their attorneys have explained to them the meaning of this document and the consequences of signing it, and each Party acknowledges that it has entered into this Agreement freely, voluntarily, and after consultation with counsel.

17. Invalid Provisions. If any provision of this Agreement is subsequently held to be illegal, invalid, or unenforceable, such provision shall be fully severable. If a provision cannot be fully severed, there shall be added a provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible while making that provision otherwise legal, valid, and enforceable.

18. Notices. Any notice, communication, request, reply, or advice (collectively, “Notice”) required or permitted to be given by any Party to any other Party under this Agreement shall be in writing and shall be given or served by (i) deposit in the United States Mail, addressed to the Party to be notified, postage prepaid, and registered or certified with return receipt requested; (ii) delivery in person to such Party; or (iii) any other method that provides actual and verifiable receipt by such Party. Notice deposited in the mail in the manner hereinabove described shall be effective only if and when received or refused by the Party to be notified. For purposes of a Notice, the addresses of the Parties are as follows:

If to Charah:

Charah, LLC

12601 Plantside Drive

Louisville, KY 40299

Attention: President

With a copy to:

Charah, LLC

12601 Plantside Drive

Louisville, KY 40299

Attention: Legal Department

If to Duke Energy:

Duke Energy Business Services LLC

400 S. Tryon Street, Mail Code ST06K

Charlotte, North Carolina 28202

Attention: Vice President, Coal Combustion Products

With a copy to:

Duke Energy Corporation

550 S. Tryon Street, 45th Floor

Charlotte, North Carolina 28202

Attention: Deputy General Counsel

Any Party may change the addresses listed above by providing Notice of the change of address to the other Party pursuant to the terms of this Section.

19. Entire Agreement. This Agreement contains the entire agreement between the Parties concerning the subject matter of this Agreement. All previous discussions and negotiations have been merged into this Agreement. No party to this Agreement has relied upon any oral or written representations, express or implied warranties, or agreements that are not expressly contained in this Agreement.

20. Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of North Carolina. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement (including without limitation validity, enforceability, construction, interpretation, performance, breach, and remedies), whether sounding in contract, tort, statute, or otherwise, shall be governed by the laws of the State of North Carolina, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction.

21. Exclusive Forum and Consent to Personal Jurisdiction. The Parties agree that the state and federal courts located in North Carolina shall be the exclusive judicial forums for the adjudication of all disputes between them arising out of or relating to this Agreement, and the Parties each consent to the exercise of personal jurisdiction over them by such courts in any such adjudication and waive any and all objections and defenses to such personal jurisdiction. To the fullest extent permitted by law, any action or proceeding filed in the state courts of North Carolina shall be designated to the North Carolina Business Court, and the Parties hereby expressly consent and agree to such forum.

22. Captions. The captions of sections and subsections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

23. Negotiated Agreement. The Parties acknowledge and agree that this Agreement was reached as the result of negotiation between the Parties, each of which had equal bargaining power in those negotiations, and each of which had full access to the counsel of its choice in connection with the negotiation, drafting, and execution of this Agreement. No Party shall be considered to be the drafter of this Agreement, or any provision hereof, for purposes of the construction of this Agreement, nor shall this Agreement or any of its provisions be construed against any Party by reason of its participation in the negotiation, drafting, or execution of this Agreement or that provision. The Parties expressly agree that if a court of competent jurisdiction deems any of the language contained in this Agreement to be vague or ambiguous, such language shall not be presumptively construed against any Party but shall instead be construed to give effect to the true intention of the Parties.

24. Execution. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute a single binding and enforceable agreement. Counterpart copies of this Agreement may be signed by a Party and exchanged by email or facsimile, and such copies shall be fully binding.

IN WITNESS WHEREOF, the Parties, through their duly authorized officers, managers, and/or representatives, as the case may be, hereby execute this Agreement.

CHARAH, LLC	DUKE ENERGY BUSINESS SERVICES, LLC as Agent for and on Behalf of DUKE ENERGY CAROLINAS, LLC and DUKE ENERGY PROGRESS, LLC

By:	/s/ Scott Sewell	By:	/s/ Melody Birmingham-Byrd
Name: Scott Sewell Title: President and Chief Executive Officer Date: August 30, 2019		Name: Melody Birmingham-Byrd Title: SVP, Chief Procurement Officer Date: August 30, 2019

12